Exhibit 5.2

August 20, 2018 SM Energy Company 1775 Sherman Street Suite 1200 Denver, CO 80203	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Re:                             Offering of $500,000,000  aggregate principal amount of 6.625% Senior Notes due 2027 pursuant to SM Energy Company’s Registration Statement on Form S-3 (File No. 333-226597)

We have acted as special New York counsel to SM Energy Company, a Delaware corporation (the “Company”), in connection with the proposed offering, issuance and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2027 (the “Notes”). The Notes are being issued under an Indenture dated as of May 21, 2015 (the “Base Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture thereto dated as of August 20, 2018 (the “Supplemental Indenture”). The Base Indenture, as amended and supplemented by the Supplemental Indenture, is referred to herein as the “Indenture.”  The Notes are being sold by the Company to the several underwriters pursuant to an Underwriting Agreement dated as of August 6, 2018 (the “Underwriting Agreement”) by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

This opinion letter is furnished to you at your request solely to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with your Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2018 (Registration No. 333-203936).

As the basis for the opinion hereinafter expressed, we have examined such statutes, records and documents, certificates of company and public officials, and other instruments and documents, and such matters of law, as we deemed relevant or necessary for the purposes of the opinion set forth below.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.  We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.  We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America,

Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We express no opinion other than as to the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Underwriting Agreement, the Indenture and the Notes.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Notes are in proper form, and when executed, authenticated and delivered as specified in the Indenture and delivered against the payment of consideration specified in the Underwriting Agreement, will be legal and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) and the Trustee’s authentication of the Notes have been duly authorized, executed and delivered by the Company and the Trustee, as the case may be, (b) that the Documents constitute legally valid and binding obligations of each of the parties thereto other than the Company, enforceable against it in accordance with its terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

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We hereby consent to the filing of this letter as part of the Company’s Current Report on Form 8-K filed on even date herewith for incorporation in the Registration Statement and the Prospectus, and to the references to this firm under the heading “Legal Matters” in the Prospectus, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP